3

NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders.



               FRANKLIN INVESTORS SECURITIES TRUST
                          On behalf of
        FRANKLIN CONVERTIBLE SECURITIES FUND ("the Fund")

          MINUTES OF THE SPECIAL SHAREHOLDERS' MEETING

                         October 3, 2002


The   Special   Shareholders'  Meeting  of  Franklin  Convertible
Securities Fund (the "Fund") was held on October 3, 2002 at 10:00 a.m. at the offices of the Fund, One Franklin Parkway, San Mateo, California 94403-1906.

Bruce Bohan presided at the Meeting and acted as Secretary.   Mr.
Bohan appointed Joyce L. Sanns to serve as Inspector of Election.

The reading of the "Notice of Special Shareholders' Meeting" dated August 5, 2002 was waived. Mr. Bohan indicated that the Notice of the Meeting and the accompanying Proxy Statement would be entered into the Minutes of the Meeting.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies that had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, July 15, 2002, there were 15,643,494.627 shares of Franklin Convertible Securities Fund - Class A and 4,997,824.704 shares of Franklin Convertible Securities Fund - Class C issued, outstanding and entitled to vote at the Meeting, and that a majority of such shares was represented by proxy at the Meeting and there was the quorum needed to transact the business of the Meeting.

The  Chairman then called for voting on the matters set forth  in
the  Proxy  Statement.   Ms. Sanns, then  reported  that  on  the
questions, all proposals passed, and the voting was as follows:



1. Regarding the proposal to approve amendments to certain of the Fund's fundamental investment restrictions (includes six
     (6) Sub-Proposals):

     (a) To amend the Fund's fundamental investment restriction regarding borrowing;


   Shares     Shares
     For      Against
  8,479,688  761,742.7
    .151        32

     (b) To amend the Fund's fundamental investment restriction regarding underwriting;


   Shares     Shares
     For      Against
  8,597,410  625,158.3
    .885        89

     (c) To amend the Fund's fundamental investment restriction regarding lending;


   Shares     Shares
     For      Against
  8,467,796  761,855.2
    .438        09

     (d) To amend the Fund's fundamental investment restriction regarding investments in real estate and commodities;


   Shares     Shares
     For      Against
  8,494,521  710,479.4
    .872        10

     (e) To amend the Fund's fundamental investment restriction regarding issuing senior securities; and


   Shares     Shares
     For      Against
  8,545,032  676,742.0
    .143        68

     (f) To amend the Fund's fundamental investment restriction regarding diversification of investments.


   Shares     Shares
     For      Against
  8,687,236  543,488.1
    .581        84


2. Regarding the proposal to approve the elimination of certain of the Fund's fundamental investment restrictions:


   Shares     Shares
     For      Against
  8,539,976  690,744.4
    .250        88

There being no further business to come before the Meeting,  upon
motion   duly  made,  seconded  and  carried,  the  Meeting   was
adjourned.



Dated:                        October 8, 2002
/s/Bruce Bohan___________________
                              Bruce Bohan

Acting Secretary